Exhibit 10.12(a)
AGREEMENT
     The parties hereto, Greenville Yacht Club and Cotton Club of Greenville, Inc., hereby mutually agree as follows:
     1. By letter agreement dated December 29, 1992, the parties agreed that the $50,000 previously paid by the Cotton Club as consideration for an option would become unconditionally the Yacht Club’s property and that the remaining $250,000 (applicable to the first year’s dockage fees) would be conditioned upon the Cotton Club of Greenville, Inc. fully obtaining all necessary permits from the United States Corps of Engineers, and that should Cotton Club of Greenville, Inc. be unsuccessful in obtaining any such permits that the remaining $250,000 would be refunded and that the Dockage Agreement between the parties would become null and void and of no further effect.
     2. Also on December 29, 1992, Matthew B. Walker, as President of the Cotton Club of Greenville, Inc. executed three promissory notes evidencing the terms of payment of the remaining $250,000.
     3. The parties hereto amend their agreement (including the promissory note dated December 27, 1992, requiring payment of $83,333.33 plus interest on April 1, 1993) regarding the payment of the remaining $250,000 as follows:
     a. The sum of $83,333.34 plus interest which was due and payable on January 9, 1993, and which was in fact paid on January 9, 1993, is unconditionally the property of the Greenville Yacht Club, and specifically is not conditioned in any way upon the acquisition of the requisite Corps of Engineers permits, or anything else for that matter; and

     b. Payment of the second $83,333.33 plus interest accrued through April 1, 1993, which was to be due and payable on April 1, 1993, shall not be due and payable until July 1, 1993, the same time at which the third payment of $83,333.33 shall be due and payable; and
     c. The parties agree to suspend the accrual of interest from April 1, 1993, up through and including July 1, 1993, on that promissory note dated December 29, 1992 that was previously due and payable on April 1, 1993.
     4. In all other respects the agreement between the parties regarding the interest rates payable on the notes and the other terms embodied in the notes themselves will remain in full force and effect. Additionally, the retention of the remaining $166,666.66 of the first year’s dockage fees, as well as the dockage agreement itself, will remain contingent upon the acquisition by the Cotton Club of Greenville, Inc. in obtaining its necessary United States Corps of Engineers permits as originally set forth in the letter of December 29, 1992.
     AGREED, this 2 day of April, 1993.

COTTON CLUB OF GREENVILLE, INC.

	By:	/s/ [ILLEGIBLE]

Date: 4-2-93

GREENVILLE YACHT CLUB

	By:	/s/ [ILLEGIBLE]

Date: 4-2-93